Exhibit 99.1

            AUDIOSTOCKS.COM INTERVIEWS CHINA DIRECT TRADING CORP. CEO
FOR IMMEDIATE RELEASE                      PRESS RELEASE
MAY 19, 2005                                              CONTACT: TIM CLEMENSON
                                                               BENSTEIN INVESTOR

         RELATIONS 212-843-9337 May 19, 2005 - China Direct (OTCBB:CHDT) announced today that the Company's CEO, Howard Ullman, is featured in an interview by audiostocks.com. The interview covers the latest news for China Direct and features Mr. Ullman's personal insights into the recent acquisition of Beijing Huawei International Furniture Manufacturing Co. The interview discusses recent news, The core business, Market trends, and future growth. The interview can be heard at www.audiostocks.com About China Direct Trading
Corporation: CHDT is a global trading company engaged in product development, manufacturing, distribution, logistics and product placement of souvenirs, gifts and promotional products into mass retail. The company holds patents and sells products to importers, theme parks and direct to retail worldwide. The company recently acquired controlling interest in a premier furniture manufacturer and is looking to continue acquisitions in manufacturing and product distribution companies.
For additional information, please visit http://www.chinadirecttradingco.com. Reference to the above Web sites is solely to provide additional information about the businesses of the companies referenced herein. Forward Looking Statements :This press release contains forward-looking statements. These statements involve risks and uncertainties and actual results may differ. Potential risks and uncertainties include continued competitive pressures in the marketplace; the effect that competitive and economic factors and the Company's reaction to them may have on business buying decisions with respect to the Company's products; possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangements, and reduced end-user purchases relative to expectations; and the effect that the Company's dependency on manufacturing and logistics services provided by third parties may have on the quality or quantity of products manufactured. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the SEC. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective date